PBF Energy Announces Election of Kimberly S. Lubel as Director

PARSIPPANY, N.J.-(BUSINESS WIRE)-August 1, 2017 - PBF Energy Inc. (NYSE: PBF) announced that Kimberly S. Lubel has been elected as an independent director effective August 2, 2017.

Thomas J. Nimbley, PBF’s Chairman of the Board and CEO, commented, “We are very pleased to have Kim join PBF’s Board of Directors. She brings a wealth of experience as an executive leader and independent director in the energy sector and is particularly knowledgeable about the independent refining sector. I expect her to be a valued contributor to the PBF Energy Board.”

Ms. Lubel brings to PBF significant experience as a board member of public entities.  Ms. Lubel served as the Chairman, Chief Executive Officer and President of CST Brands, Inc. from January 1, 2013 to June 28, 2017. She also served as the Chairman of the Board at CrossAmerica GP LLC, General Partner of CrossAmerica Partners LP from October 2014 to June 2017. She served as the Executive Vice President and General Counsel of Valero Energy Corporation from 2006 to 2012 and served as its Vice President of Legal Services from 2003 to 2006. She has been an Independent Director of WPX Energy, Inc. since January 2012, where she is a member of the Nominating and Corporate Governance Committee.

Forward-Looking Statements

This press release includes certain statements that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaims any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 44.1% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

Contacts:

Colin Murray (investors)                 Michael C. Karlovich (media)

ir@pbfenergy.com                    mediarelations@pbfenergy.com
Tel: 973.455.7578                    Tel: 973.455.8994